Exhibit 99.1

Media Inquiries:                                Investor Inquiries:
Alex Alias                                    Michael McCarthy
669-242-8034                                    919-425-8330
alalias@avaya.com                                 mikemccarthy@avaya.com

Avaya Reports Second Quarter Fiscal 2021 Financial Results

Total revenue increased 8% year-over-year to $738 million
Avaya OneCloud™ ARR increased 31% sequentially to $344 million
Raising Revenue, OneCloud ARR, CAPS and Adj. EBITDA Guidance for Fiscal 2021
Cloud, Alliance Partner & Subscription grew to 40% of revenue

Raleigh-Durham, NC, - May 6, 2021 - Avaya Holdings Corp. (NYSE: AVYA) today reported financial results for the second quarter of fiscal 2021 ended March 31, 2021.

Second Quarter Financial Highlights
•Revenues of $738 million, up 8% from a year ago
•OneCloud ARR was $344 million, up 31% sequentially
•CAPS (Cloud, Alliance Partner and Subscription) was 40% of revenue, up from 23% a year ago
•Software and services were 90% of revenue, up from 88% a year ago
•Recurring revenue was 66%, up from 64% a year ago
•GAAP Operating income was $44 million; Non-GAAP Operating income was $148 million
•GAAP Net loss was $58 million; Non-GAAP Net income was $72 million
•Adjusted EBITDA was $177 million, 24.0% of revenue, up 220 basis points year over year
•Ending cash and cash equivalents were $593 million
•GAAP Loss Per Share of $0.70; Non-GAAP Earnings Per Share of $0.74

“We drove solid second quarter results which highlight the company’s continuing momentum. But more importantly, they represent the significant work and strategic investments we have been making over the last few years to reshape our company and portfolio to be a leader in enterprise communications and collaboration,” said Jim Chirico, president and CEO of Avaya. “The playbook for our industry is not a secret. It is all about how you execute and I couldn’t be more delighted with our performance, which is why we are again raising guidance across several key financial metrics.”

	GAAP			Non-GAAP (1)
(In millions, except percentages)	2Q21	1Q21	2Q20	2Q21	1Q21	2Q20
Revenue	$738	$743	$682	$738	$743	$682
Gross margin	55.8%	56.0%	54.4%	61.8%	61.8%	61.1%
Operating income (loss)	$44	$62	$(597)	$148	$163	$125
Net (loss) income	$(58)	$(4)	$(672)	$72	$85	$59
(Loss) earnings per share - Diluted	$(0.70)	$(0.06)	$(7.24)	$0.74	$0.90	$0.57

	2Q21	1Q21	2Q20
Adjusted EBITDA(1)	$177	$190	$149
Adjusted EBITDA margin(1)	24.0%	25.6%	21.8%
Cash (used for) provided by operations	$(24)	$48	$20
Cash and cash equivalents	$593	$750	$553

Additional Second Quarter Fiscal 2021 Highlights
•Total Contract Value (TCV) of $2.1B*
•Added approximately 1,500 new logos
•Significant large deal activity with 107 deals over $1 million TCV, 16 over $5 million, 7 over $10 million and 1 over $25 million
•Avaya Cloud Office™ now available in 13 countries.
•Avaya OneCloud CCaaS now available in approximately 40 countries.
•The Company completed a term loan amendment extending the maturity of its outstanding Tranche B Term Loans due December 2024 to December 2027. In connection with the Amendment, the Company made a $100 million prepayment of the existing Tranche B Term Loans.

(1) Non-GAAP gross margin, Non-GAAP operating margin (used below), Non-GAAP operating income, Non-GAAP net income, Non-GAAP earnings per share, adjusted EBITDA, adjusted EBITDA margin and constant currency are not measures calculated in accordance with generally accepted accounting principles in the U.S. (“GAAP”). Refer to the "Use of non-GAAP (Adjusted) Financial Measures" below and the Supplemental Financial Information accompanying this press release for more information on the calculation of constant currency and a reconciliation of these non-GAAP measures to the most closely comparable measure calculated in accordance with GAAP.

* We define TCV as the value of all active ratable contracts that have not been recognized as revenue, including both billed and unbilled backlog.

Customer Highlights

•Avaya Spaces has helped Clemson University offer students a more immersive learning experience. Even for Clemson’s hands-on technical courses, the solution’s video and breakout room functionality integrates seamlessly with the experiential content in their learning experience platform for online and hybrid learning that truly supports both teachers and students.
•Clarios, a world leader in advanced energy storage solutions, is deploying Avaya OneCloud Private for 5,000 unified communications users across 22 countries.
•AllOne Health Resources, Inc. ("AllOne") based in Wilkes-Barre, PA signed a 3-year deal, choosing to implement Avaya OneCloud CCaaS and Avaya Cloud Office. This powerful combination will support a diverse workforce that includes in-house doctors, nurses, clinical staff, health counselors and call center agents. AllOne has successfully grown organically and through acquisition and needed a communications platform that would deliver scalability and reliability through the next stage of their growth plans.
•In the U.S., Atento expanded their investment in Avaya OneCloud CCaaS to deliver custom integrations and additional agents for their customers, including national healthcare and telemedicine provider GoodRx. In addition to expanding capacity, this deal enhances the analysis of interactions and performance and adds advanced IVR capabilities that will enable GoodRx to enhance their Customer Experience.
•Dauphin County, home to the state capital in Pennsylvania, signed a 5-year deal to deploy Avaya Cloud Office for over 1,800 users.
•DHL Supply Chain ("DHL"), based in Singapore, has chosen Avaya OneCloud Subscription to create an innovative, composable contact center solution that will rapidly adapt to their customers’ needs. DHL can assemble intelligent collaboration, contact center and knowledge management capabilities on-demand to significantly reduce time and effort in launching new customer environments. Through the Avaya OneCloud Subscription offering, DHL can introduce automation to hundreds of contact center agents and over 1,000 collaboration users on Avaya Spaces.
•Ehli Auctions, a Washington-based online and in-person auction company, selected Avaya Cloud Office for its features and flexibility offered in a single solution to help digitally transform its business.
•NEOBPO, a leading business outsourcer in Brazil working with customers across all verticals leveraged Avaya’s Subscription offering to move over 1,200 contact center seats.
•Seine Saint Denis, the host of the 2024 Olympics, adopted Avaya Spaces as their work-from-anywhere collaboration solution for 8,000 users. After testing more than 10 alternative options, they chose Spaces because of its security, scalability, feature-richness and ease of use.
•Qatar Airways, serving customers in over 70 countries in 12 different languages, signed an Avaya OneCloud Private deal to deploy Avaya’s advanced digital engagement, global workforce optimization, and automation, in readiness for Qatar to host the FIFA World Cup in 2022.

•The Round Rock Independent School District in Texas is deploying Avaya OneCloud CPaaS, coupled with the Avaya Cloud Notification Solution, across their 55 campuses for mass notifications for scheduling and public safety announcements across end points and apps, including mobile devices, email, social media, indoor wallboards, and outdoor signage.
•South East Coast Ambulance Service in the United Kingdom has deployed Avaya Cloud Office for their healthcare response. Clinicians now securely contact patients from mobile devices, providing assessments remotely, and ensuring ambulance trips are prioritized for emergency cases.

Business Highlights

•Avaya was recognized by Verint as its North American Enterprise Partner of the Year, EMEA Partner of the Year, and Latin American Partner of the Year. Avaya was singled out for its achievements in delivering innovation for customer engagement, and for outstanding collaboration in helping organizations achieve business goals, revenue objectives and growth.
•CRN®, a brand of The Channel Company, has given Avaya a 5-Star rating in its 2021 Partner Program Guide for the 13th consecutive year. To determine the 2021 5-Star ratings, the CRN® research team analyzed myriad partner programs and scored them based on several factors, including investments in program offerings, partner profitability, partner training, education and support, marketing programs and resources, sales support, and communication.
•CreditSights published their Environmental, Social and Governance ("ESG") investing framework focusing on ESG measures they have determined have the capacity to Materially Affect Credit Risk ("MACR") in their coverage universe for U.S. Software & Services resulting in a #2 ranking for Avaya.

Financial Outlook - 3Q Fiscal 2021 - unless otherwise noted, values reflect April 30, 2021 FX rates.
•Revenue of $720 million to $735 million
•GAAP operating income of $10 million to $20 million; GAAP operating margin of 1% to 3%
•Non-GAAP operating income of $133 million to $143 million; non-GAAP operating margin of 19% to 20%
•Adjusted EBITDA of $160 million to $170 million; Adjusted EBITDA margin of 22% to 23%
•Non-GAAP EPS of $0.66 to $0.73

Financial Outlook - Fiscal Year 2021 - unless otherwise noted, values reflect April 30, 2021 FX rates.
•Revenue of $2.920 billion to $2.955 billion
•CAPS revenue will represent between 37% and 40% of Avaya's total revenue guidance for FY21.
•OneCloud ARR expected to be ~$450 million to $460 million by year end FY21

•GAAP operating income of $155 million to $185 million; GAAP operating margin of 5% to 6%
•Non-GAAP operating income of $580 million to $610 million; non-GAAP operating margin of 20% to 21%
•Adjusted EBITDA of $690 million to $720 million; Adjusted EBITDA margin of ~24%
•Non-GAAP EPS of $3.02 to $3.20
•Cash flow from operations of 3% to 4% of revenue
•Approximately 87 million to 89 million weighted average shares outstanding

The company has not quantitatively reconciled its guidance for adjusted EBITDA, non-GAAP Operating income, or non-GAAP EPS to their respective most comparable GAAP measure because certain of the reconciling items that impact these metrics including, provision for income taxes, restructuring charges, net of sublease income, advisory fees, acquisition-related costs and change in fair value of warrants affecting the period, have not occurred, are out of the company’s control, or cannot be reasonably predicted. Accordingly, reconciliations to the nearest GAAP financial measures are not available without unreasonable effort. Please note that the unavailable reconciling items could significantly impact the company’s results as reported under GAAP.

As Avaya’s CAPS metric reflects revenue that is already recognized, management believes it would be helpful to provide investors with a better view into the performance of the company’s broader-based OneCloud software solutions that are driving the company’s recurring revenue growth by also providing a forward-looking metric, Annualized Recurring Revenue, or OneCloud ARR.

OneCloud ARR represents our estimate of the annualized revenue run-rate of certain components from active term OneCloud contracts (whether or not terminable) at the end of the reporting period. More specifically, OneCloud ARR includes OneCloud subscription revenue, ACO recurring revenue and revenue from CCaaS, Spaces, CPaaS, DaaS and private cloud, and excludes maintenance, managed services revenue and ACO one-time payments. The One Cloud ARR metric, combined with the company’s CAPS metric, provides investors enhanced visibility into Avaya’s transformational Cloud journey. Per period OneCloud ARR figures are provided in the slides published on Avaya’s website at http://www.avaya.com on the Investor Relations page.

Avaya’s outlook does not include the potential impact of any business combinations, asset acquisitions, divestitures, strategic investments, or other significant transactions that may be completed after May 6, 2021. Actual results may differ materially from Avaya’s outlook as a result of, among other things, the factors described under “Forward-Looking Statements” below.

Conference Call and Webcast
Avaya will host a live webcast and conference call to discuss its financial results at 8:30 AM Eastern Time on May 6, 2021. To access the live conference call by phone, listeners should dial +1-877-858-7671 in the U.S. or Canada and +1-201-389-0939 for international callers. To join the live webcast, listeners should access the investor page of Avaya's website at https://investors.avaya.com.

Following the live webcast, a replay will be available on the investor page of Avaya's website for a period of one year. A replay of the conference call will be available for one week soon after the call by phone by dialing +1-877-660-6853 in the U.S. or Canada and +1-201-612-7415 for international callers, using the conference access code: 13717569.

About Avaya
Businesses are built by the experiences they provide, and everyday millions of those experiences are delivered by Avaya Holdings Corp. (NYSE: AVYA). Avaya is shaping what's next for the future of work, with innovation and partnerships that deliver game-changing business benefits. Our cloud communications solutions and multi-cloud application ecosystem power personalized, intelligent, and effortless customer and employee experiences to help achieve strategic ambitions and desired outcomes. Together, we are committed to help grow your business by delivering Experiences that Matter. Learn more at http://www.avaya.com.

Cautionary Note Regarding Forward-Looking Statements
This release contains certain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking” statements for purposes of the U.S. federal and state securities laws. These statements may be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "could,“ "estimate," "expect," "intend," "may," "might," “our vision,” "plan," "potential," "preliminary," "predict," "should,“ "will," or “would” or the negative thereof or other variations thereof or comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates and projections. These statements, including the Company’s outlook, do not include the potential impact of any business combinations, asset acquisitions, divestitures, strategic investments or other strategic transactions completed after the date hereof. While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. Risks and uncertainties that may cause these forward-looking statements to be inaccurate include, among others, termination or modification of current contracts which could impair attainment of our OneCloud ARR metric; the duration, severity and impact of the coronavirus pandemic (“COVID-19”), as well as governmental and business responses to COVID-19, and the impact the pandemic and such responses have on our business, financial performance, liquidity; and other factors discussed in the Company's Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”). These risks and uncertainties may cause the Company’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. For a further list and description of such risks and uncertainties, please refer to the Company’s filings with the SEC that are available at www.sec.gov. The Company cautions you that the list of important factors included in the Company’s SEC filings may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this report may not in fact occur. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Avaya Holdings Corp.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share amounts)

	Three months ended March 31,		Six months ended March 31,
	2021	2020	2021	2020
REVENUE
Products	$226	$245	$492	$543
Services	512	437	989	854
	738	682	1,481	1,397
COSTS
Products:
Costs	92	92	197	196
Amortization of technology intangible assets	43	44	86	87
Services	191	175	370	349
	326	311	653	632
GROSS PROFIT	412	371	828	765
OPERATING EXPENSES
Selling, general and administrative	264	248	519	531
Research and development	57	51	112	103
Amortization of intangible assets	39	41	79	82
Impairment of goodwill	—	624	—	624
Restructuring charges, net	8	4	12	7
	368	968	722	1,347
OPERATING INCOME (LOSS)	44	(597)	106	(582)
Interest expense	(59)	(53)	(115)	(111)
Other income, net	1	15	1	29
LOSS BEFORE INCOME TAXES	(14)	(635)	(8)	(664)
Provision for income taxes	(44)	(37)	(54)	(62)
NET LOSS	$(58)	$(672)	$(62)	$(726)
LOSS PER SHARE
Basic	$(0.70)	$(7.24)	$(0.76)	$(7.24)
Diluted	$(0.70)	$(7.24)	$(0.76)	$(7.24)
Weighted average shares outstanding
Basic	84.6	93.0	84.2	101.1
Diluted	84.6	93.0	84.2	101.1

Avaya Holdings Corp.
Condensed Consolidated Balance Sheets (Unaudited)
(In millions, except per share and shares amounts)

	March 31, 2021	September 30, 2020
ASSETS
Current assets:
Cash and cash equivalents	$593	$727
Accounts receivable, net	289	275
Inventory	51	54
Contract assets, net	401	296
Contract costs	115	115
Other current assets	124	112
TOTAL CURRENT ASSETS	1,573	1,579
Property, plant and equipment, net	278	268
Deferred income taxes, net	42	31
Intangible assets, net	2,394	2,556
Goodwill, net	1,481	1,478
Operating lease right-of-use assets	152	160
Other assets	190	159
TOTAL ASSETS	$6,110	$6,231
LIABILITIES
Current liabilities:
Accounts payable	$261	$242
Payroll and benefit obligations	163	198
Contract liabilities	451	446
Operating lease liabilities	49	49
Business restructuring reserves	19	21
Other current liabilities	230	181
TOTAL CURRENT LIABILITIES	1,173	1,137
Non-current liabilities:
Long-term debt	2,800	2,886
Pension obligations	716	749
Other post-retirement obligations	149	215
Deferred income taxes, net	43	38
Contract liabilities	348	373
Operating lease liabilities	123	129
Business restructuring reserves	22	28
Other liabilities	310	312
TOTAL NON-CURRENT LIABILITIES	4,511	4,730
TOTAL LIABILITIES	5,684	5,867
Commitments and contingencies
Preferred stock, $0.01 par value; 55,000,000 shares authorized at March 31, 2021 and September 30, 2020
Convertible series A preferred stock; 125,000 shares issued and outstanding at March 31, 2021 and September 30, 2020	130	128
STOCKHOLDERS' EQUITY
Common stock, $0.01 par value; 550,000,000 shares authorized; 84,658,712 shares issued and outstanding at March 31, 2021; and 83,278,383 shares issued and outstanding at September 30, 2020	1	1
Additional paid-in capital	1,472	1,449
Accumulated deficit	(1,034)	(969)
Accumulated other comprehensive loss	(143)	(245)
TOTAL STOCKHOLDERS' EQUITY	296	236
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,110	$6,231

Avaya Holdings Corp.
Condensed Statements of Cash Flows
(Unaudited; in millions)

	Six months ended March 31,
	2021	2020
Net cash provided by (used for):
Operating activities	$24	$32
Investing activities	(53)	246
Financing activities	(108)	(472)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	3	(5)
Net decrease in cash, cash equivalents, and restricted cash	(134)	(199)
Cash, cash equivalents, and restricted cash at beginning of period	731	756
Cash, cash equivalents, and restricted cash at end of period	$597	$557

Avaya Holdings Corp.
Supplemental Schedule of Revenue by Segment and Geography
(Unaudited; in millions)

	Three months ended March 31,		Change			Three months ended December 31, 2020
	2021	2020	Amount	Pct.	Pct., net of fx impact
Revenue by Segment
Products & Solutions	$226	$245	$(19)	(8)%	(9)%	$266
Services	513	438	$75	17%	15%	477
Unallocated amounts	(1)	(1)	—	(1)	(1)	—
Total revenue	$738	$682	$56	8%	7%	$743

Revenue by Geography
U.S.	$413	$384	$29	8%	8%	$414
International:
EMEA	187	172	15	9%	5%	195
APAC - Asia Pacific	77	70	7	10%	4%	75
Americas International	61	56	5	9%	8%	59
Total International	325	298	27	9%	6%	329
Total revenue	$738	$682	$56	8%	7%	$743
(1) Not meaningful.

Use of non-GAAP (Adjusted) Financial Measures
The information furnished in this release includes non-GAAP financial measures that differ from measures calculated in accordance with generally accepted accounting principles in the United States of America (“GAAP”), including financial measures labeled as “non-GAAP” or “adjusted.”
EBITDA is defined as net income (loss) before income taxes, interest expense, interest income and depreciation and amortization. Adjusted EBITDA is EBITDA further adjusted to exclude certain charges and other adjustments described in our SEC filings and the tables below.
We believe that including supplementary information concerning adjusted EBITDA is appropriate because it serves as a basis for determining management and employee compensation and it is used as a basis for calculating covenants in our credit agreements. In addition, we believe adjusted EBITDA provides more comparability between our historical results and results that reflect purchase accounting and our current capital structure. We also present adjusted EBITDA because we believe analysts and investors utilize these measures in analyzing our results. Adjusted EBITDA measures our financial performance based on operational factors that management can impact in the short-term, such as our pricing strategies, volume, costs and expenses of the organization, and it presents our financial performance in a way that can be more easily compared to prior quarters or fiscal years.
EBITDA and adjusted EBITDA have limitations as analytical tools. EBITDA measures do not represent net income (loss) or cash flow from operations as those terms are defined by GAAP and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. Adjusted EBITDA excludes the impact of earnings or charges resulting from matters that we do not consider indicative of our ongoing operations but that still affect our net income. In particular, our formulation of adjusted EBITDA allows adjustment for certain amounts that are included in calculating net income (loss), however, these are expenses that may recur, may vary and are difficult to predict. In addition, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.
We also present the measures non-GAAP gross margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP earnings per share as a supplement to our unaudited condensed consolidated financial statements presented in accordance with GAAP. We believe these non-GAAP measures are the most meaningful for period to period comparisons because they exclude the impact of the earnings and charges noted in the applicable tables below that resulted from matters that we consider not to be indicative of our ongoing operations.
The company presents constant currency information to provide a framework to assess how the company’s underlying businesses performance excluding the effect of foreign currency rate fluctuations. To present this information for current and comparative prior period results for entities reporting in currencies other than U.S. dollars, the amounts are converted into U.S. dollars at the exchange rate in effect on the last day of the company’s prior fiscal year (i.e. September 30, 2020).
In addition, we present the liquidity measures of free cash flow. Free cash flow is calculated by subtracting capital expenditures from Net cash provided by operating activities. We believe free cash flow is a measure often used by analysts and investors to compare the cash flow and liquidity of companies in the same industry.
The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as substitute for, or superior to, the financial information prepared and presented in accordance with GAAP and may be different from the non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP.
We do not provide a forward-looking reconciliation of expected third quarter and full year fiscal 2021 non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP operating margin, non-GAAP earnings per share or adjusted EBITDA guidance as the amount and significance of special items required to develop meaningful comparable GAAP financial measures cannot be estimated at this time without unreasonable efforts. These special items could be meaningful.
The following tables reconcile historical GAAP measures to non-GAAP measures.

Avaya Holdings Corp.
Supplemental Schedules of Non-GAAP Adjusted EBITDA
(Unaudited; in millions)

	Three months ended,
	March 31, 2021	December 31, 2020	March 31, 2020
Net loss	$(58)	$(4)	$(672)
Interest expense	59	56	53
Interest income	(1)	—	(2)
Provision for income taxes	44	10	37
Depreciation and amortization	106	103	105
EBITDA	150	165	(479)
Impact of fresh start accounting adjustments (1)	1	—	(1)
Restructuring charges (2)	6	4	3
Advisory fees (3)	—	—	1
Share-based compensation	13	14	8
Impairment of goodwill	—	—	624
Gain on post-retirement plan settlement	(14)	—	—
Change in fair value of Emergence Date Warrants	22	5	(6)
(Gain) loss on foreign currency transactions	(1)	2	7
Gain on investments in equity and debt securities, net (4)	—	—	(8)
Adjusted EBITDA	$177	$190	$149
(1)The impact of fresh start accounting adjustments in connection with the Company's emergence from bankruptcy.
(2)Restructuring charges represent employee separation costs and facility exit costs (excluding the impact of accelerated depreciation expense) related to the Company's restructuring programs, net of sublease income.
(3)Advisory fees represent costs incurred to assist in the assessment of strategic and financial alternatives to improve the Company's capital structure.
(4)Realized and unrealized gains on investments in equity securities, net of impairment of investments in debt securities.

Avaya Holdings Corp.
Supplemental Schedules of Non-GAAP Earnings per Share
(Unaudited; in millions)

	Three months ended,
	March 31, 2021	December 31, 2020	March 31, 2020
GAAP Net Loss	$(58)	$(4)	$(672)
Non-GAAP Adjustments:
Impact of fresh start accounting	1	—	—
Restructuring charges, net (1)	7	4	3
Advisory fees	—	—	1
Share-based compensation	13	14	8
Impairment of goodwill	—	—	624
Gain on post-retirement plan settlement	(14)	—	—
Change in fair value of Emergence Date Warrants	22	5	(6)
(Gain) loss on foreign currency transactions	(1)	2	7
Gain on investments in equity and debt securities, net	—	—	(8)
Amortization of intangible assets	82	83	85
Income tax expense effects (2)	20	(19)	17
Non-GAAP Net Income	$72	$85	$59

Dividends and accretion to preferred stockholders	$(1)	$(1)	$(1)
Undistributed Non-GAAP Income	71	84	58
Percentage allocated to common stockholders (3)	91.3%	91.2%	92.2%
Numerator for Non-GAAP diluted earnings per common share	$65	$77	$53

Diluted Weighted Average Shares - GAAP	84.6	83.8	93.0
Incremental shares (4)	2.7	1.4	0.3
Diluted Weighted Average Shares - Non-GAAP	87.3	85.2	93.3

GAAP Loss per Share - Diluted	$(0.70)	$(0.06)	$(7.24)
Non-GAAP Earnings per Share - Diluted	$0.74	$0.90	$0.57

(1) Restructuring charges, net represent employee separation costs and facility exit costs related to the Company's restructuring programs, net of sublease income.

(2) The Company’s calculation of non-GAAP income taxes reflects a 25% fixed non-GAAP effective tax rate based on a blended U.S. federal and state tax rate, given the Company’s operating structure. The non-GAAP effective tax rate may differ significantly from the GAAP effective tax rate. The non-GAAP effective tax rate could be subject to change for a number of reasons, including but not limited to, changes resulting from tax legislation, material changes in revenues or expenses and other significant events. The Company will continuously assess its estimated non-GAAP effective tax rate in connection with its calculation of non-GAAP net income and non-GAAP net income per diluted share in future periods.

(3) The Company’s preferred shares are participating securities, which requires the application of the two-class method to calculate diluted earnings per share. Under the two-class method, undistributed earnings are allocated to common stock and participating securities according to their respective participating rights in undistributed earnings. The percentage allocated to common stockholders reflects the proportion of weighted average common stock outstanding to the weighted average of common stock and common stock equivalents (preferred shares).

(4) In periods with a GAAP Net Loss, the incremental shares reflects the dilutive impact of certain securities, which are excluded from the computation of Diluted GAAP (loss) earnings per share as they are anti-dilutive.

Avaya Holdings Corp.
Supplemental Schedules of Non-GAAP Reconciliations of Gross Margin and Operating Income
(Unaudited; in millions)

	Three months ended,
	March 31, 2021	December 31, 2020	March 31, 2020
Reconciliation of Non-GAAP Gross Profit and Non-GAAP Gross Margin
Gross Profit	$412	$416	$371
Items excluded:
Amortization of technology intangible assets	43	43	44
Adj. for fresh start accounting	1	—	2
Non-GAAP Gross Profit	$456	$459	$417
GAAP Gross Margin	55.8%	56.0%	54.4%
Non-GAAP Gross Margin	61.8%	61.8%	61.1%

Reconciliation of Non-GAAP Operating Income
Operating Income (Loss)	$44	$62	$(597)
Items excluded:
Amortization of intangible assets	82	83	85
Adj. for fresh start accounting	1	—	—
Restructuring charges, net	8	4	4
Advisory fees	—	—	1
Share-based compensation	13	14	8
Impairment of goodwill	—	—	624
Non-GAAP Operating Income	$148	$163	$125
GAAP Operating Margin	6.0%	8.3%	(87.5)%
Non-GAAP Operating Margin	20.1%	21.9%	18.3%

Avaya Holdings Corp.
Supplemental Schedules of Non-GAAP Reconciliation of Gross Profit and Gross Margin by Portfolio
(Unaudited; in millions)

	Three months ended,
	March 31, 2021	December 31, 2020	March 31, 2020
Reconciliation of Non-GAAP Gross Profit and Non-GAAP Gross Margin - Products & Solutions
Revenue	$226	$266	$245
Costs	92	105	92
Amortization of technology intangible assets	43	43	44
GAAP Gross Profit	91	118	109
Items excluded:
Amortization of technology intangible assets	43	43	44
Adj. for fresh start accounting	—	—	1
Non-GAAP Gross Profit	$134	$161	$154
GAAP Gross Margin	40.3%	44.4%	44.5%
Non-GAAP Gross Margin	59.3%	60.5%	62.9%

Reconciliation of Non-GAAP Gross Profit and Non-GAAP Gross Margin - Services
Revenue	$512	$477	$437
Costs	191	179	175
GAAP Gross Profit	321	298	262
Items excluded:
Adj. for fresh start accounting	1	—	1
Non-GAAP Gross Profit	$322	$298	$263
GAAP Gross Margin	62.7%	62.5%	60.0%
Non-GAAP Gross Margin	62.9%	62.5%	60.2%
Avaya Holdings Corp.
Supplemental Schedules of Free Cash Flow
(Unaudited; in millions)

	Three months ended,
	March 31, 2021	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020	March 31, 2020
Net cash (used for) provided by operating activities	$(24)	$48	$70	$45	$20
Less:
Capital expenditures	26	27	26	24	22
Free cash flow	$(50)	$21	$44	$21	$(2)

Source: Avaya Newsroom

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